Exhibit 10.2

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

dated as of

September 14, 2012,

among

MPLX OPERATIONS LLC,

as Borrower

MPLX LP,

as Parent Guarantor

The Issuing Banks Party Hereto

The Lenders Party Hereto

and

CITIBANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.,

RBS SECURITIES INC.

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Syndication Agent

BANK OF AMERICA, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.,

THE ROYAL BANK OF SCOTLAND PLC

and

UBS AG, STAMFORD BRANCH,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01 — Description of Specified IPO Transactions

Schedule 2.01 — Commitments

Schedule 3.12 — Subsidiaries; Other Equity Investments

Schedule 6.04 — Transactions with Affiliates

Schedule 6.05 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request

Exhibit C — Form of Interest Election Request

Exhibit D — Form of Note

Exhibit E-1 — Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2 — Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3 — Form of U.S. Tax Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4 — Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-1 — Form of Incremental Commitment Activation Notice

Exhibit F-2 — Form of New Lender Supplement

Exhibit G — Form of Subsidiary Guaranty

REVOLVING CREDIT AGREEMENT dated as of September 14, 2012, among MPLX OPERATIONS LLC, a Delaware limited liability company, as Borrower, MPLX LP, a Delaware limited partnership, as Parent Guarantor, the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Changes” means with respect to any document or agreement, amendments thereof or other changes thereto that are either (a) not material and adverse to the Lenders as determined by the Arrangers in their reasonable judgment or (b) are agreed to by the Arrangers.

“Acquisition Period” means the period beginning with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Parent Guarantor or the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition. As used above, “Specified Acquisition” means any one or more transactions (i) consummated during a consecutive twelve-month period pursuant to which the Parent Guarantor, the Borrower or any Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (ii) which is designated by the Parent Guarantor or the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”.

“Act” has the meaning assigned to such term in Section 10.15.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $500,000,000.

“Agreement” means this Revolving Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of this definition, the LIBO Rate for any day shall be based on the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments (disregarding, to the extent applicable pursuant to Section 2.20, any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder and, to the extent applicable pursuant to Section 2.20, to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, at all times prior to the Rating Date, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Leverage Based Pricing Grid below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratio of Consolidated Total Debt to Consolidated EBITDA of the Parent Guarantor and its Subsidiaries:

Leverage Based Pricing Grid

Pricing Level	Ratio of Consolidated Total Debt to Consolidated EBITDA	ABR Spread	Eurodollar Spread for Eurodollar Loans and Letter of Credit Fees	Commitment Fee Rate
1	less than or equal to 2.75 to 1.00	0.375%	1.375%	0.200%
2	less than or equal to 3.50 to 1.00 but greater than 2.75 to 1.00	0.500%	1.500%	0.250%
3	less than or equal to 4.25 to 1.00 but greater than 3.50 to 1.00	0.750%	1.750%	0.300%
4	greater than 4.25 to 1.00	1.000%	2.000%	0.350%

Any increase or decrease in the Applicable Rate resulting from a change in the ratio of Consolidated Total Debt to Consolidated EBITDA shall become effective as of the first Business Day immediately following the date of delivery of a compliance certificate pursuant to Section 5.01(c); provided, however, that if any such compliance certificate is not delivered when due in accordance with such Section 5.01(c), then the Applicable Rate shall remain at the level determined by the most recently delivered compliance certificate and shall continue to apply until the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the ratio of Consolidated Total Debt to Consolidated EBITDA contained in such compliance certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the compliance certificate, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, on demand all amounts which would have accrued hereunder had the compliance certificate been delivered when due. The Applicable Rate in effect on the Closing Date shall be based on Pricing Level 1 until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the fiscal quarter in which the Closing Date occurs.

“Applicable Rate” means, at all times from and after the Rating Date, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Ratings Based Pricing Grid below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Parent Guarantor’s Index Debt:

Ratings Based Pricing Grid

Pricing Level	Index Debt Ratings (S&P / Moody’s):	ABR Spread	Eurodollar Spread for Eurodollar Loans and Letter of Credit Fees	Commitment Fee Rate
1	A- / A3	0.000%	1.000%	0.100%
2	BBB+ / Baa1	0.250%	1.250%	0.150%
3	BBB / Baa2	0.375%	1.375%	0.200%
4	BBB- / Baa3	0.500%	1.500%	0.250%
5	BB+ / Ba1	0.750%	1.750%	0.300%
6	BB / Ba2	1.000%	2.000%	0.350%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Parent Guarantor’s Index Debt (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then such rating agency shall be deemed to have established a rating in Pricing Level 6, (b) if the ratings established or deemed to have been established by Moody’s and/or S&P for the Parent Guarantor’s Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level one rating lower than the higher of the two ratings, and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Parent Guarantor’s Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower or the Parent Guarantor to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If at any time after the Rating Date both of Moody’s and S&P shall at any time fail to have in effect a rating for the Parent Guarantor’s Index Debt (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition), the Borrower may seek and obtain a rating of the Facility from Moody’s and/or S&P, and on and after the date on which such rating of the Facility is obtained until such time (if any) that a rating for the Parent Guarantor’s Index Debt becomes effective again, the Applicable Rate shall be based on such rating or ratings of the Facility in the same manner as provided herein with respect to the ratings for the Parent Guarantor’s Index Debt. For any day when no rating for the Parent Guarantor’s Index Debt is in effect (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition) and no rating of the Facility has been obtained, the Applicable Rate shall be the rates set forth opposite Pricing Level 6 on the pricing grid above.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., RBS Securities Inc. and UBS Securities LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.

“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means MPLX Operations LLC, a Delaware limited liability company.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as GAAP was in effect on December 31, 2011), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as GAAP was in effect on December 31, 2011).

“Cash Collateralize” or “cash collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks or Swingline Lender (as applicable) and the Lenders, as collateral for the Total LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank(s) or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank(s) or the Swingline Lender (as applicable). “Cash Collateral” or “cash collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and

(f) in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.

“Change in Control” means as of any date, the failure of (a) the Parent Guarantor to own, directly or indirectly, 100% of the Equity Interests of the Borrower, (b) MPC to own, directly or indirectly, 51% of the Equity Interests of the General Partner which are entitled to vote for the board of directors or equivalent governing body of the General Partner or (c) the General Partner to be the sole general partner of, and to Control, the Parent Guarantor.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 and (c) increased by any Commitment Increase from time to time pursuant to Section 2.22. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the New Lender Supplement pursuant to which such Lender shall have assumed or assigned its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.22.

“Communications” has the meaning assigned to such term in Section 10.01(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (A) non-cash losses from dispositions not in the ordinary course of business and (B) goodwill or intangible asset impairment); (v) transaction expenses directly related to the Transactions; and (vi) any other non-cash charges to income (including stock based compensation and any non-cash charges resulting from the decline in the value of inventory due to the application of the lower of cost or market valuation method); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid); and (iii) any other unusual or non-recurring non-cash income or gains, all as determined for the Parent Guarantor and its Subsidiaries on a consolidated basis.

For purposes of the foregoing clauses (a) and (b), Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of non-Wholly Owned Subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect Parent Guarantor’s and Borrower’s pro rata ownership interest therein.

In the event Borrower or any of its Subsidiaries acquires (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, at Borrower’s option, Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to such acquisition as if such acquisition occurred on the first day of the period. Any such pro forma adjustments shall be calculated in good faith by the Borrower or the Parent Guarantor, as applicable, and shall be supported by reasonably detailed calculations furnished together with the compliance certificate delivered pursuant to Section 5.01(c) for the applicable period.

Without limiting the foregoing, for purposes of calculating the ratio of Consolidated Total Debt to Consolidated EBITDA and compliance with Section 6.13:

(1) in the event the Closing Date occurs during the fiscal quarter ending December 31, 2012, Consolidated EBITDA for any four fiscal quarter period ending prior to September 30, 2013 will be determined as follows:

(a) for the four fiscal quarter period ending December 31, 2012, Consolidated EBITDA shall equal: (i) the sum of (A) the actual Consolidated EBITDA for the period from the Closing Date through December 31, 2012 plus (B) the aggregate amount of daily average Consolidated EBITDA for each day from October 1, 2012 until but not including the Closing Date (which daily average Consolidated EBITDA shall be determined by dividing the amount of actual Consolidated EBTIDA set forth in the preceding subclause (A) by the total number of days elapsed from the Closing Date through December 31, 2012) (such amount, “4th Quarter 2012 EBITDA”) times (ii) four;

(b) for the four fiscal quarter period ending March 31, 2013, Consolidated EBITDA shall equal (i) the sum of 4th Quarter 2012 EBITDA plus actual Consolidated EBITDA for the fiscal quarter ended March 31, 2013 (such amount, “March 2013 EBITDA”) times (ii) two; and

(c) for the four fiscal quarter period ending June 30, 2013, Consolidated EBITDA shall equal (i) the sum of 4th Quarter 2012 EBITDA plus March 2013 EBIDTA plus actual Consolidated EBITDA for the fiscal quarter ended June 30, 2013 times (ii) four-thirds; and

(2) in the event the Closing Date occurs during the fiscal quarter ending March 31, 2013, Consolidated EBITDA for any four fiscal quarter period ending prior to December 31, 2013 will be determined as follows:

(a) for the four fiscal quarter period ending March 31, 2013, Consolidated EBITDA shall equal: (i) the sum of (A) the actual Consolidated EBITDA for the period from the Closing Date through March 31, 2013 plus (B) the aggregate amount of daily average Consolidated EBITDA for each day from January 1, 2013 until but not including the Closing Date (which daily average Consolidated EBITDA shall be determined by dividing the amount of actual Consolidated EBTIDA set forth in the preceding subclause (A) by the total number of days elapsed from the Closing Date through March 31, 2013) (such amount, “1st Quarter 2013 EBITDA”) times (ii) four;

(b) for the four fiscal quarter period ending June 30, 2013, Consolidated EBITDA shall equal (i) the sum of 1st Quarter 2013 EBITDA plus actual Consolidated

EBITDA for the fiscal quarter ended June 30, 2013 (such amount, “June 2013 EBITDA”) times (ii) two; and

(c) for the four fiscal quarter period ending September 30, 2013, Consolidated EBITDA shall equal (i) the sum of 1st Quarter 2013 EBITDA plus June 2013 EBIDTA plus actual Consolidated EBITDA for the fiscal quarter ended September 30, 2013 times (ii) four-thirds.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein): the income (or loss) of any entity other than a Subsidiary in which the Parent Guarantor or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Parent Guarantor or such Subsidiary in the form of cash dividends or similar cash distributions. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Parent Guarantor or to a Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any Contractual Obligation (other than pursuant to this Agreement), or any applicable law.

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Parent Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Parent Guarantor and the Subsidiaries, and (ii) goodwill and other intangible assets of the Parent Guarantor and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or with respect to the Initial Financial Statements, Section 4.02(j)). For purposes of this definition, the amount of assets and liabilities of any non-Wholly Owned Subsidiary shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interest directly or indirectly owned by the Parent Guarantor in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Parent Guarantor or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.

“Consolidated Total Debt” means, at any date, without duplication the aggregate amount of the Indebtedness of the Parent Guarantor and the Subsidiaries of the type specified in clause (a), (b), (c), (d) or (g), clause (h) or (i) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness” as of such date determined on a consolidated basis. Notwithstanding the foregoing, Indebtedness of a non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Total Debt only to the extent of the Parent Guarantor’s proportional interest therein, unless such Indebtedness is recourse to the Parent Guarantor or any Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Parent Guarantor or any Subsidiary shall be included in the calculation of Consolidated Total Debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Business” means certain assets, liabilities and operations of MPC’s and certain of its Subsidiaries’ as described in the Registration Statement.

“Contribution” means the direct or indirect transfer (in one or more transactions) by MPC and its subsidiaries to the Parent Guarantor and its Subsidiaries of the Contributed Business on or before the Closing Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to the Borrower or such Credit Party, as applicable, and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above will be conclusive and binding absent manifest error.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, the General Partner or the Parent Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender and any Issuing Bank or any other Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding

Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” means the date upon which this Agreement has been executed by all parties hereto and all conditions precedent set forth in Section 4.01 have been satisfied (or waived in accordance with the terms and conditions of Section 10.02).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Facility” means the revolving credit facility provided for herein.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, each fee letter executed by the Borrower and one or more of the Administrative Agent and the Arrangers in connection with the Facility or this Agreement, in each case solely to the extent as any such letter relates to the Facility or this Agreement.

“Finance Subsidiary” means a direct Wholly Owned Subsidiary of the Parent Guarantor that (a) (i) is formed solely to be a co-issuer, jointly and severally, with the Parent Guarantor, of any senior unsecured notes of the Parent Guarantor and (ii) has nominal assets and conducts no business operations or (b) (i) engages in no material business other than (x) lending funds to a Loan Party or a direct or indirect Wholly Owned Subsidiary of a Loan Party, and (y) activities incidental to the foregoing, and (ii) has no Indebtedness other than to a Loan Party.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Person.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“General Partner” means MPLX GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means, collectively, the guaranty made by the Parent Guarantor under Article IX and any Subsidiary Guaranty delivered pursuant to Section 5.11 or Section 10.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ICC Rule” has the meaning assigned to such term in Section 2.05(n).

“Increasing Lenders” has the meaning assigned to such term in Section 2.22.

“Incremental Commitment Activation Notice” means a notice substantially in the form of Exhibit F-1.

“Incremental Commitment Effective Date” means any Business Day designated as such in an Incremental Commitment Activation Notice or, if later, the first date on which each condition set forth in Section 4.04 shall have been satisfied or waived with respect to the Commitment Increase set forth therein.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than, in the case of property owned or acquired by the Borrower or any Subsidiary, Liens on Equity Interests in Joint Ventures which are permitted under Section 6.02(a)(ii)(H)) whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 3.11.

“Information Memorandum” means the Confidential Information Memorandum dated August 10, 2012, relating to the Borrower, the Parent Guarantor and the Transactions.

“Initial Financial Statements” means, collectively, the financial statements of MPLX LP Predecessor or Parent Guarantor included in the Registration Statement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which, if in writing, shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any

Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means a rating of BBB- or better from S&P or Baa3 or better from Moody’s for Parent Guarantor’s Index Debt.

“Investment Grade Rating Date” means the date on which the Parent Guarantor first obtains an Investment Grade Rating.

“IPO” means the initial underwritten public offering of Equity Interests in the Parent Guarantor pursuant to the Registration Statement.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning assigned to such term in Section 2.05(n).

“Issuing Bank” means each of Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Senior Funding, Inc., The Royal Bank of Scotland plc, UBS AG, Stamford Branch, and any other Lender that agrees with the Borrower and the Administrative Agent to act as an Issuing Bank, in each case, in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with a third party so long as such joint venture entity does not constitute a Subsidiary.

“Joint Venture Obligations” means with respect to any Joint Venture, Indebtedness of such Joint Venture that is non-recourse to the Parent Guarantor and all Subsidiaries and non-recourse to the property of the Parent Guarantor and all Subsidiaries other than the Equity Interests in such Joint Venture.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any New Lender that shall have become a party hereto pursuant to Section 2.22 and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for any Interest Period, the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.

“Loan Documents” means this Agreement, each New Lender Supplement, each Guaranty, each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any), each agreement creating or perfecting rights in Cash Collateral, the Fee Letters, each Borrowing Request, each compliance certificate pursuant to Section 5.01(c) and any other document executed by a Loan Party and the Administrative Agent which contains a provision stating that it is a “Loan Document” as herein defined.

“Loan Parties” means the Borrower, the Parent Guarantor and each Subsidiary Guarantor.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, in each case taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents, (c) the ability of MPC, the General Partner, the Parent Guarantor or the Borrower to consummate the Transactions, (d) the rights and remedies of the Administrative Agent and the Lenders under any Loan Document or (e) the legality, validity, binding effect or enforceability of any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means (a) a material contract between or among one or more Loan Parties or a Subsidiary thereof and one or more MPC Companies necessary for the ongoing operation and business of a Loan Party or a Subsidiary and (b) any agreement to which any Loan Party is a party which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining

Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fifth anniversary of the Closing Date, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.21.

“Maximum Rate” has the meaning assigned to such term in Section 10.14.

“MNPI” means material information concerning the Parent Guarantor, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Parent Guarantor, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“MPC” means Marathon Petroleum Corporation, a Delaware corporation.

“MPC Companies” means MPC and its Subsidiaries (other than the Parent Guarantor and its Subsidiaries).

“MPLX LP Predecessor” has the meaning ascribed to such term in the Registration Statement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.22.

“New Lender Supplement” has the meaning assigned to such term in Section 2.22.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.21, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.21.

“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“non-Wholly Owned Subsidiary” means a Subsidiary that is not a Wholly Owned Subsidiary.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Parent Guarantor” means MPLX LP, a Delaware limited partnership.

“Participant” has the meaning assigned to such term in Section 10.04(d).

“Participant Register” has the meaning assigned to such term in Section 10.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than 60 days or, if so overdue, that are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA);

(d) Liens and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary pursuant to the provisions of any contract or any statute;

(h) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks;

(i) Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $50,000,000; and

(i) Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness of the type included in Consolidated Total Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipe Line Holdings” means MPLX Pipe Line Holdings LP, a Delaware limited partnership.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Rating Date” means the first date after the Execution Date upon which the Parent Guarantor obtains a rating from S&P or Moody’s for its Index Debt.

“Recipient” means, as applicable, the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 10.04.

“Registration Statement” means the Registration Statement on Form S-1, under the Exchange Act, of the Parent Guarantor filed with the SEC on July 2, 2012, including the exhibits filed therewith, giving effect to subsequent amendments and supplements filed thereto which are filed on or prior to the Execution Date or are Acceptable Changes.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned such term in Section 8.06(b).

“Required Lenders” means, at any time, subject to Section 2.20, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments at such time.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer or any Financial Officer of such Person or the general partner of such Person.

“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) (except for the purposes of calculating the commitment fee in accordance with Section 2.11(a)) such Lender’s Swingline Exposure at such time.

“Revolving Loan” has the meaning assigned to such term in Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, and (b) leases between the Borrower and a Subsidiary or between Subsidiaries.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Significant Subsidiary” has the meaning ascribed to such term under Regulation S-X promulgated under the Exchange Act. Unless otherwise specified, all references herein to a Significant

Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Parent Guarantor.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified IPO Transactions” means the transactions set forth on Schedule 1.01.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowing” has the meaning assigned to such term in Section 2.22.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent. Unless otherwise specified, the term “Subsidiary” shall mean a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means, at any time, each Subsidiary of the Borrower that is party to a Subsidiary Guaranty as a guarantor.

“Subsidiary Guaranty” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.04.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Revolving Credit Exposure” means at any time, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans at such time plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.

“Transactions” means the Contribution, the IPO and the Facility.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f).

“UCP 600” has the meaning assigned to such term in Section 2.05(n).

“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more wholly owned Subsidiaries) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, (a) GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2011 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2011, notwithstanding any modifications or interpretive changes thereto that may occur thereafter and (b) no effect shall be given to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit

Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that a Swingline Loan may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or electronic mail (in .pdf form) to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower (each such loan, a “Swingline Loan”) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Borrowing Procedures. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail), not later than 2:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and, in the case of a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations in Swingline Loans; Repayment of Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request that any Issuing Bank issue Letters of Credit for the Borrower’s account, denominated in dollars and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal (other than an automatic renewal permitted pursuant to paragraph (c) of this Section) or extension of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended by the applicable Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed $250,000,000, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments and (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in writing, exceed $41,666,667.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date; provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods which shall not extend beyond the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with an ABR Revolving Borrowing (if such LC Disbursement is not less than $1,000,000) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders or any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that (i) if the Borrower makes such reimbursement on the date such LC Disbursement is made, interest shall accrue for such day if such reimbursement is made after 2:00 p.m., New York City time, on such day and (ii) if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Termination of an Issuing Bank. Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such termination, but shall not be required to amend, renew or extend any such Letter of Credit or to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(c) and Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposures representing greater than 50% of the Total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this

Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Independence. The Borrower acknowledges that the rights and obligations of the applicable Issuing Bank under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and between Borrower and the beneficiary of the Letter of Credit.

(n) Governing Rules. The Borrower agrees that an Issuing Bank may issue a Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) (the “UCP 600”) or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for a Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the applicable Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). An Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, the Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Borrower’s request, the Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, an Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing the Letter of Credit.

SECTION 2.06 Funding of Borrowings.

(a) Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Borrowing (or in the case of any Borrowing of ABR Loans, prior to 2 p.m. New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the

Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, fax or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Maturity Date (as it may be extended with respect to some or all of the Commitments pursuant to Section 2.21); provided, however, that the Commitments shall terminate on March 29, 2013 at 11:59 p.m., New York City time if the Closing Date shall not have occurred on or before such time.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Aggregate Commitments as a result thereof.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, in the case of Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein;

provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, on any date, the Administrative Agent notifies the Borrower that the Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure to an amount not exceeding the Aggregate Commitments on such date. If any such excess remains after prepayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral in the manner set forth in Section 2.05(j) in an amount equal to 100% of such excess.

SECTION 2.11 Fees.

(a) Ticking Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a non-refundable ticking fee of 0.200% from and after the date which is 90 days after the Execution Date to, but excluding, the earlier of the Closing Date and the termination of the Commitments on the average daily amount of the Commitment of such Lender during the period for which payment is made. The ticking fee shall be payable in arrears on the earlier of the Closing Date and the termination of the Commitments. The ticking fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Letters of Credit. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by it in the amount agreed between such Issuing Bank and the Borrower prior to the issuance of such Letter of Credit, and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest; Retroactive Adjustment of Applicable Rate.

(a) Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Revolving Borrowing to, or continuation of any Eurodollar Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing.

(b) Retroactive Adjustment of Applicable Rate. If, as a result of any restatement of or other adjustment to the financial statements of the Parent Guarantor or for any other reason, (i) the ratio of

Consolidated Total Debt to Consolidated EBITDA as calculated by the Parent Guarantor as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Consolidated Total Debt to Consolidated EBITDA would have resulted in different pricing for the applicable period, then (A) if the proper pricing for such period would have been higher, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (B) if the proper pricing for such period would have been lower, the amount of any overpayment of interest and fees actually made shall, upon delivery of a certificate from a Responsible Officer of the Borrower to the Administrative Agent demonstrating the amount of such overpayment, be applied as a credit to all subsequent payments due from any Loan Party under any Loan Document to the Lenders that were party to this Agreement at the time of such overpayment, in accordance with each such Lender’s ratable share at the time of such overpayment, until the amount of such overpayment is eliminated. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, under Section 2.05(e), Section 2.11(c) or Section 2.12(c) or under Article VII hereof. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all Obligations hereunder.

SECTION 2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBO Rate or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Recipient such Lender, such Issuing Bank or such other Recipient, as the case may be, additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 2.21(c) or (e) the operation of Section 2.22 on any Incremental Commitment Effective Date, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any Withholding Agent determines in good faith that it is required under applicable law to deduct or withhold any Tax from any such payment by such Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower and the other Loan Parties. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this paragraph) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefore, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount then due to the Administrative Agent under this paragraph.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), Section 2.16(f)(D)(ii)(B) and Section 2.16(f)(D)(ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations

(i) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except as provided in Section 2.05(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.05(e). Any amounts received after the time set forth above or in Section 2.05(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account of Administrative Agent in the United States as the Administrative Agent may specify from time to time, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon or other such obligations greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, (b) purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment made by the Borrower in connection with any extension of the Maturity Date in accordance with Section 2.21 or any Commitment Increase in accordance with Section 2.22) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or (e), Section 2.06(b), Section 2.17(d) or Section 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such

Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 10.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, or consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have (x) paid to the Administrative Agent the assignment fee (if any) specified in Section 10.04, and (y) received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder (and if a Commitment or LC Exposure is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, modification, waiver or consent can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

SECTION 2.19 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the ABR Loan, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the ABR Loan, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the ABR Loan), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the ABR Loan applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the provisions set forth in the following paragraphs (a) through (e) shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(b);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders (or each Lender) or the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification providing for an increase in such Defaulting Lender’s Commitment, providing for an extension of such Defaulting Lender’s Commitment (other than in determining whether the Required Lenders have consented to the extension of the Maturity Date under Section 2.21) or requiring the consent of each Lender affected thereby (including pursuant to Section 10.02(b)(ii) and (iii)) if such Defaulting Lender is an affected Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(d) and Section 2.05(e)) shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Commitments, (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such non-Defaulting Lender’s Commitment and (C) no Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following the Borrower’s receipt of written notice from the Administrative Agent, (A) first, prepay such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such portion of such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(c) with respect to such Defaulting Lender’s reallocated LC Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(c) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(e) in the event that a Bankruptcy Event with respect to any Lender Parent shall have occurred following the Closing Date and for so long as such Bankruptcy Event shall continue, no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender shall have entered into arrangements with the Borrower or the applicable Lender reasonably satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder;

(f) in the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage; and

(g) the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.20 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Swingline Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.21 Extension of Maturity Date.

(a) Request for Extension. Provided that the Parent Guarantor has an Investment Grade Rating, at least 30 days prior to, but not more than 90 days prior to, any anniversary of the Closing Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date to the date that is one year after the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall, in turn, in its sole discretion, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension. If any Lender shall fail to notify the Administrative Agent in writing of its consent to any such request for extension of the Maturity Date not later than 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension. The Administrative Agent shall promptly notify the Borrower of the consents received with respect to the Borrower’s request for an extension of the Maturity Date. The Maturity Date may be extended pursuant to this Section 2.21 on no more than two separate instances during the term of this Agreement.

(b) Lender Elections to Extend. If Lenders constituting the Required Lenders consent in writing to any such request in accordance with Section 2.21(a), the Maturity Date shall be extended to the date which is one year after the Existing Maturity Date as to those Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any Non-Extending Lender; provided that no extension of the Maturity Date pursuant to this Section shall become effective unless the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the date that would otherwise be the effective date of such extension, certifying that (i) as of and on such date, no Default has occurred and is continuing and (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in the case of clause (ii) above, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). To the extent that the Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.21 and the Commitment of such Non-Extending Lender is not assigned in accordance with Section 2.21(c) on or prior to the applicable Existing Maturity Date, (A) the Commitment of such Non-Extending Lender to make Loans and to purchase participations in Swingline Loans with respect to Swingline Loans made and Letters of Credit issued after such Existing Maturity Date shall automatically terminate in whole on such Existing Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person and (B) the principal amount of any outstanding Loans made by Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Non-Extending Lenders hereunder, shall be due and payable on such Existing Maturity Date, and on such Existing Maturity Date the Borrower shall also make such other prepayments of the Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments; provided that such Non-Extending Lender’s rights under Section 2.14, Section 2.15, Section 2.16 and Section 10.03, and its obligations under Section 10.03, shall survive such Existing Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c) Notification by Administrative Agent; Replacement of Non-Extending Lenders. If, pursuant to Section 2.21(a), the Borrower requests an extension of the Maturity Date and Lenders constituting the Required Lenders consent to such request, then the Borrower may, at any time after the day that is 27 months prior to the Maturity Date in effect at such time, at its sole expense and effort (including payment of any applicable processing and recordation fees), require any Non-Extending Lender, promptly following notice to such Non-Extending Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to a willing assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and will agree to the applicable request for extension; provided that (i) unless the assignee is already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment does not conflict with applicable law.

(d) Minimum Extension Requirement. If Lenders constituting the Required Lenders consent in writing to a requested extension of the Maturity Date, not later than one Business Day prior to the applicable Existing Maturity Date the Administrative Agent shall so notify the Borrower, and the Existing Maturity Date then in effect shall, subject to the satisfaction of the conditions set forth in the proviso in the first sentence of Section 2.21(b), be extended for the additional one-year period as described in Section 2.21(b), and all references in the Loan Documents to the “Maturity Date” shall, solely with respect to the Commitments and Revolving Credit Exposure of each Extending Lender and each assignee pursuant to Section 2.21(c) for such extension, refer to the Maturity Date as so extended. Promptly following the applicable Existing Maturity Date, the Administrative Agent shall notify the Lenders (including each assignee pursuant to Section 2.21(c)) of such extension of the applicable Existing Maturity Date and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such assignee.

(e) Issuing Banks; Swingline Lender. Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks or the Swingline Lender or any Swingline Loans made by the Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or the Swingline Lender shall not have consented to any such extension, (i) such Issuing Bank or the Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or the Swingline Lender, as applicable, hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit or to make any Swingline Loan, as applicable (but shall, in each case, continue to be entitled to the benefits of Section 2.04, Section 2.05, Section 2.14, Section 2.15 and Section 9.03, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Borrower shall cause the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure to be zero no later than the day on which such Total LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this Section (and, in any event, no later than the applicable Existing Maturity Date)).

SECTION 2.22 Commitment Increases.

(a) Subject to Section 4.04, the Borrower and any one or more Lenders (including New Lenders (as defined below)) may, from time to time, without the consent of any other Lender, the Administrative Agent or any Issuing Bank (but with the consent of the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) with respect to any New Lender), agree that such Lenders (including New Lenders) shall provide additional Commitments or increase the amount of their Commitments (each, a “Commitment Increase”, and such Lenders and New Lenders being collectively referred to as the “Increasing Lenders”) by executing and delivering to the Administrative Agent an Incremental Commitment Activation Notice specifying (i) the amount of such Commitment Increase and (ii) the proposed applicable Incremental Commitment Effective Date. Notwithstanding the foregoing, (A) the aggregate amount of Commitment Increases obtained after the Closing Date shall not exceed $300,000,000 and (B) each Commitment Increase shall be in an integral multiple of $5,000,000 and not less than $25,000,000. No Lender shall have any obligation to participate in any Commitment Increase unless it agrees to do so in its sole discretion. Any bank, financial institution or other entity that is eligible to be an assignee under Section 10.04 (and has provided to the Administrative Agent an Administrative Questionnaire and any applicable tax forms required under Section 2.16(f) with respect to such entity) that elects to become a “Lender” under this Agreement in connection with any Commitment Increase shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(b) (i) The commitments under each Commitment Increase shall be deemed for all purposes part of the Commitments, (ii) each Lender (including any New Lender) participating in such Commitment

Increase shall become a Lender with respect to the Commitments and all matters relating thereto and (iii) the commitments under each Commitment Increase shall have the same terms as the Commitments. On the Incremental Commitment Effective Date for any Commitment Increase, (A) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Incremental Commitment Effective Date shall be deemed to be repaid, (B) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing (as defined below) and (2) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, (C) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (D) after the Administrative Agent receives the funds specified in clauses (B) and (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, and (2) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing, (E) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (F) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase), and (G) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments of the Initial Borrowings made pursuant to clause (A) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the Incremental Commitment Effective Date occurs other than on the last day of the Interest Period relating thereto.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders, as of the Closing Date and thereafter as of each date required by Section 4.03 or Section 4.04, that:

SECTION 3.01 Organization; Powers. The General Partner is the sole general partner of the Parent Guarantor. Each of the Loan Parties, their respective Significant Subsidiaries and the General Partner (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its properties and to carry on its business as now conducted or proposed to be conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan

Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated herein and therein (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by such Loan Party with the SEC pursuant to the Exchange Act, provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement or any such other Loan Document or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder), (b) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon any Loan Party or any of its property, (c) will not violate or result in a default under any Material Agreement, any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or by which any property or asset of any Loan Party or any of its Subsidiaries is bound, except, in any each case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not conflict with or result in any breach or contravention of any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (e) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of any Loan Party or any of its Subsidiaries and (f) will not violate the Organizational Documents of any Loan Party or any of its Subsidiaries.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Initial Financing Statements (i) of MPLX Predecessor (as defined in the Registration Statement), present fairly, in all material respects, the consolidated financial position and combined results of operations and cash flows of MPLX LP Predecessor and its consolidated Subsidiaries as of such dates and for such periods in conformity with GAAP and (ii) of Parent Guarantor and its consolidated Subsidiaries were prepared in good faith based on the assumptions that were believed to be reasonable in light of then-existing conditions (subject to the proviso that it is understood that such pro forma financial statements are based upon professional opinions, estimates and adjustments and that the Loan Parties not warrant that such opinions, estimates and adjustments will ultimately prove to have been accurate).

(b) Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lenders pursuant to such sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Parent Guarantor and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows as of such date (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).

(c) As of the Closing Date, there has been no Material Adverse Change since March 31, 2012.

SECTION 3.05 Properties.

(a) As of the Closing Date, each Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Loan Parties and their respective Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of such Loan Party and its Subsidiaries, taken as a whole, except where the failure to own, or be licensed to use, such intellectual property would not reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor or the Borrower, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws; No Default.

(a) Each Loan Party and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

(b) To the extent applicable, each Loan Party and each of its Subsidiaries is and will be in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Act. Neither any Loan Party nor any of its Subsidiaries or, to the knowledge of the Parent Guarantor and the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by OFAC that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.08 Margin Regulations; Investment Company Status. No Loan Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan hereunder will be used by any Loan Party or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. No Loan Party nor any of its Subsidiaries is, nor any Person Controlling any Loan Party or any Subsidiary is, or is required to be registered as, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Each Loan Party and the Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information theretofore furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

SECTION 3.12 Subsidiaries; Equity Investments.

(a) As of the Closing Date neither the Parent Guarantor nor the Borrower has (a) any Subsidiaries other than those specifically disclosed in part (a) of Schedule 3.12 (as such Schedule may be updated on or prior to the Closing Date in accordance with Section 4.02(l)), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by the Loan Party indicated on Schedule 3.12, or (b) any equity investment in any other corporation or other entity other than those specifically disclosed in part (b) of Schedule 3.12, and such investments described in part (b) of Schedule 3.12 (as such Schedule may be updated on or prior to the Closing Date in accordance with Section 4.02(l)).

(b) From and after the Closing Date the Parent Guarantor will have no Subsidiaries other than the Borrower, the Borrower’s Subsidiaries, any Finance Subsidiaries and any Loan Parties.

SECTION 3.13 Solvency. Each Loan Party is, and after the consummation of the Transactions, will be Solvent.

SECTION 3.14 Contribution and IPO. As of the Closing Date:

(a) the Contribution and the IPO are within the Parent Guarantor’s and General Partner’s company and partnership powers and have been duly authorized by all necessary action;

(b) each of the Material Agreements and each other material agreement and document (including schedules and exhibits thereto) relating to the Contribution and the IPO (i) is consistent in all material respects with the description thereof in the Registration Statement and (ii) has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(c) the Contribution and the IPO (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by the Parent Guarantor or MPC with the SEC pursuant to the Exchange Act) and any applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority, in each case which would restrain or prevent or otherwise impose materially adverse conditions on Contribution and the IPO, (ii) will not violate any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon the Parent Guarantor, MPC or General Partner or any of the Parent Guarantor’s, MPC’s or General Partner’s property, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Guarantor or any of its Subsidiaries, MPC or General Partner or by which any property or asset of the Parent Guarantor or any of its Subsidiaries is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (iv) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Parent Guarantor or any of its Subsidiaries or on the General Partner’s Equity Interests in the Parent Guarantor and (v) will not violate the Organizational Documents of the Parent Guarantor, General Partner or MPC.

SECTION 3.15 Material Agreements. As of the Closing Date, (a) each Loan Party is and each of its Subsidiaries is in compliance with in all material respects with all Material Agreements and (b) no Loan Party has, and to the knowledge of the Borrower, no other party to any Material Agreement has, defaulted under any Material Agreement.

ARTICLE IV

Conditions

SECTION 4.01 Conditions to Effectiveness of this Agreement (Execution Date). This Agreement shall be effective upon satisfaction (or waiver in accordance with Section 10.02) of the conditions precedent set forth in this Section 4.01; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to satisfaction (or waiver in accordance with Section 10.02) of the conditions precedent set forth in Section 4.02 and Section 4.03, as applicable:

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Approvals. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and the Parent Guarantor confirming that all governmental and regulatory approvals necessary in connection with execution and delivery of this Agreement shall have been obtained and be in full force and effect or stating that no such approvals are required.

(c) Fees and Expenses. The Administrative Agent and the Arrangers shall have received all fees due and payable and required to be paid to them and to the Lenders on or prior to the Execution Date pursuant to the Fee Letters and payment of all other amounts due and payable on or prior to the Execution Date, including reimbursement or payment of all expenses required to be paid or reimbursed by the Loan Parties hereunder (including, to the extent invoiced, fees and expenses of Haynes and Boone, LLP).

(d) “Know Your Customer” Information. The Lenders shall have received such documentation and other information as may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations including information required by the Act and information described in Section 10.15, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Execution Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Execution Date, and such notice shall be conclusive and binding.

SECTION 4.02 Conditions to the Initial Loans and Letters of Credit (Closing Date). The obligation of each Lender to make the initial Loan and of each Issuing Bank to issue its initial Letter of Credit hereunder is subject to occurrence of the Execution Date and satisfaction (or waiver in accordance with Section 10.02) of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following in each case dated as of the Closing Date (i) for the account of each Lender that has requested a promissory note, a duly executed promissory conforming to the requirements of Section 2.09, (ii) for the account of the Swingline Lender, if the Swingline Lender has so requested, a duly executed swingline promissory note, in form and substance reasonably satisfactory to the Swingline Lender, and (iii) if required by Section 5.11, a Guaranty Agreement executed by a duly authorized officer of the applicable Subsidiary.

(b) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Jones Day and/or Latham & Watkins LLP, counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent and the Lenders, and covering such matters relating to the Loan Parties, this Agreement and the other Loan Documents as the Arrangers shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) Secretary’s Certificate(s). The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of each Loan Party dated as of the Closing Date certifying (i) the resolutions of the board of directors or other governing body of such Loan Party (or its general partner) authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) the Organizational Documents of such Loan Party and its general partner, if applicable and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Loan Parties on the Closing Date.

(d) Existence and Good Standing Certificates. The Administrative Agent shall have received a certificate of existence and good standing with respect to each Loan Party, and its general partner, if applicable, dated as of a recent date, from appropriate public officials in the jurisdiction of organization.

(e) Closing Certificate(s). The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower and the Parent Guarantor certifying

(i) as to the solvency (on a consolidated basis) of the Borrower and its Subsidiaries and the Parent Guarantor and its Subsidiaries, in each case on a pro forma basis after giving effect to the Transactions on the Closing Date, (ii) that, both before and immediately after giving effect to the Transactions, no Default exists, (iii) that, both before and immediately after giving effect to the Transaction and the incurrence of Indebtedness on the Closing Date, the representations and warranties of the Loan Parties contained in Article III are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date, and (iv) as to the matters set forth in paragraphs (g), (h), (i), (j) and (m) of this Section 4.02, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Fees and Expenses. The Administrative Agent and the Arrangers shall have received all fees due and payable and required to be paid to them and to the Lenders on or prior to the Closing Date pursuant to Section 2.11 and the Fee Letters and payment of all other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all expenses required to be paid or reimbursed by the Loan Parties hereunder (including, to the extent invoiced, fees and expenses of Haynes and Boone, LLP) and the Borrower shall have complied in all material respects with its other obligations set forth in the commitment letter, dated July 31, 2012, among the Arrangers and/or certain Affiliates thereof and the Borrower entered into in connection herewith.

(g) Organizational Documents and Material Agreements. The Administrative Agent, the Lenders and the Arrangers shall have received true, correct and complete copies of, and the Arrangers shall be reasonably satisfied with, all material terms and conditions of, the Organizational Documents of the Loan Parties and their Subsidiaries and all agreements filed with the SEC as exhibits to the Registration Statement and all amendments thereto (it being understood and agreed that the material terms of any such documents described in detail in the Registration Statement as so described or otherwise provided to the Lenders and the Arrangers prior to the Execution Date shall be deemed to be reasonably satisfactory to the Arrangers); provided that the requirements of this paragraph (g) with respect to the delivery of such documents shall be deemed satisfied by publicly filing such documents with the SEC, and any such documents shall be deemed to have been delivered to the Administrative Agent, the Lenders and the Arrangers under this paragraph (g) on the date the Borrower notifies the Administrative Agent that such document has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto.

(h) Contribution and the IPO. The final terms and conditions of the Contribution and the IPO shall be consistent in all material respects with the Registration Statement. The Contribution and the IPO shall have been, or contemporaneously with the satisfaction (or waiver in accordance with Section 10.02) of the other conditions precedent set forth in this Section 4.02 are being, consummated (i) in compliance in all material respects with applicable law and regulatory approvals, (ii) in all material respects as described in the Registration Statement and (iii) in accordance with the material terms of the Material Agreements.

(i) Consents and Approvals. All partnership and company, governmental and third-party consents and approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority which would restrain or prevent or otherwise impose materially adverse conditions on the Transactions.

(j) Financial Statements. The Administrative Agent shall have received the Initial Financial Statements or written notice that the same are available on the website of the SEC.

(k) “Know Your Customer” Information. The Lenders shall have received all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations including the Act, including information required by the Act and information described in Section 10.15, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Closing Date.

(l) Schedules. In the event that the Borrower elects to make any changes to any of Schedules 3.12, 6.04 and 6.05, then not later than five Business Days (or such shorter period as the Administrative Agent may approve) prior to the Closing Date, the Administrative Agent shall have received from the Borrower a written notice setting forth such proposed changes, which notice the Administrative Agent shall promptly distribute to the Lenders. To the extent that such proposed changes to any such Schedules are approved by the Required Lenders, then each such Schedule shall be deemed amended as set forth in such notice upon the Closing Date.

(m) Material Adverse Effect. There shall not have occurred since March 31, 2012 any event or condition that has had or would reasonable be expected to have, either individually or in the aggregate, a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Closing Date, specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 11:59 p.m., New York City time, on March 29, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that (i) in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) the representations and warranties in Section 3.04(c), Section 3.05, Section 3.06(a), Section 3.12(a), Section 3.13, Section 3.14 and Section 3.15 shall be made only as of the Closing Date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.04 Conditions Precedent to Each Incremental Commitment Effective Date. Each Commitment Increase shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received (i) an Incremental Commitment Activation Notice from each Increasing Lender providing such Commitment Increase, executed by the Borrower, the Administrative Agent and such Increasing Lender, and (ii) if applicable, with respect to any New Lender, a New Lender Supplement, executed by the Borrower, the Administrative Agent, such New Lender and each Issuing Bank, each in accordance with Section 2.22.

(b) The Administrative Agent shall have received (i) a certificate (including a certification that the Parent Guarantor shall be in pro forma compliance with the financial covenant set forth in Section 6.13 after giving effect to such Commitment Increase and taking into account any extension of credit hereunder on the applicable Incremental Commitment Effective Date), dated the applicable Incremental Commitment Effective Date and signed by a Responsible Officer of the Borrower and the Parent Guarantor and (ii) if required by the Administrative Agent, a favorable written opinion of counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Commitment Increase.

(c) As of the applicable Incremental Commitment Effective Date, no Default shall have occurred and be continuing or would result from the occurrence of such Commitment Increase.

(d) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Incremental Commitment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. The Parent Guarantor agrees to furnish, and in the case of Section 5.01(d), each of the Borrower and the Parent Guarantor agree to furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Guarantor (beginning with the fiscal year in which the Closing Date occurs), its audited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor (beginning with the fiscal quarter in which the Closing Date occurs), its consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower and the Parent Guarantor (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if such a Default has occurred and is continuing as of the date of such certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) except in the case of any such certificate delivered with respect to the financial statements for the fiscal quarter ending September 30, 2012 (if any), setting forth reasonably detailed calculations demonstrating compliance with Section 6.13, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Consolidated Net Tangible Assets or the ratio referred to in Section 6.13 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(e) promptly (i) upon the Parent Guarantor obtaining a rating for its Index Debt from Moody’s or S&P, written notice thereof and (ii) after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(g) promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any

Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Act and information described in Section 10.15.

Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02 Notices of Material Events. Each Loan Party will furnish, or cause to be furnished, to the Administrative Agent for distribution to each Lender prompt written notice of the following:

(a) the occurrence of any Default of which any Responsible Officer of such Loan Party or a Responsible Officer of the General Partner obtains knowledge;

(b) the occurrence of an ERISA Event; and

(c) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require any Loan Party or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower and the Parent Guarantor shall reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04 Payment of Taxes and other Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) its Tax liabilities, (b) its other governmental obligations and other lawful claims which, if unpaid, would reasonably be expected to result in a Lien upon any property of such Loan Party or such Subsidiary before the same shall become delinquent or in default, and (c) its Indebtedness as it shall become due, except in each case to the extent that (x) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (y) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions in conformity with GAAP and applicable law. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense unless an Event of Default has occurred and is continuing in which case it shall be at the Borrower’s sole expense, upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the applicable Loan Party and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 10.13.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including ERISA and Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership, corporate or company purposes, as applicable, of the Loan Parties and their Subsidiaries, including, without limitation, acquisitions and distributions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general partnership, corporate or company purposes of Parent Guarantor, the Borrower and their Subsidiaries.

SECTION 5.09 Material Agreements. Each Loan Party will comply, and will cause its Subsidiaries to comply with all Material Agreements, except where the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Maintenance of Separateness. Each Loan Party shall observe organizational formalities and keep books and records separate from MPC.

SECTION 5.11 Required Subsidiary Guarantors (a) (a) If, after the date of this Agreement, any Subsidiary that is not already a Loan Party guarantees any Indebtedness of the Borrower or the Parent Guarantor in an aggregate principal amount of $20,000,000 or more, then that Subsidiary shall become a guarantor of the Obligations by executing a Subsidiary Guaranty and delivering it to the Administrative Agent within ten (10) Business Days of the date on which it guaranteed such Indebtedness, together with such other additional closing documents, certificates and legal opinions (which may be opinions of in-house counsel) as shall reasonably be requested by the Administrative Agent.

(b) So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Parent Guarantor or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary, or (ii) if (A) the conditions set forth in Section 5.11(a) requiring such Person to be a Subsidiary Guarantor no long exist and (B) immediately after giving effect to the release of such Subsidiary Guarantor, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty. A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer certifying that the conditions to release set forth in this Section have been satisfied.

(c) The Borrower may, but shall not be required to, cause Subsidiaries (other than those required to become Guarantors pursuant to Section 5.11(a)) to become Guarantors pursuant to Section 10.09.

ARTICLE VI

Negative Covenants; Financial Covenant

From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness.

(a) Prior to the Investment Grade Rating Date, no Loan Party will, nor will it permit its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness of a Loan Party owing to another Loan Party or a Subsidiary of a Loan Party, provided that in the case of Indebtedness owed by a Loan Party to a Non-Guarantor Subsidiary, such Indebtedness is subordinated to the Obligations on subordination terms reasonably acceptable to the Administrative Agent;

(iii) other Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed at any time outstanding, when added to the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions of the Loan Parties and their Subsidiaries permitted under Section 6.02(b)(i), an amount equal to 15% of Consolidated Net Tangible Assets;

(iv) Indebtedness of a Loan Party or any Subsidiary as an account party in respect of trade letters of credit; and

(v) Indebtedness of a Loan Party owing to MPC or any of its Subsidiaries (other than Loan Parties and their Subsidiaries), provided that such Indebtedness is subordinated to the Obligations on subordination terms reasonably acceptable to the Administrative Agent.

(b) From and after the Investment Grade Rating Date, the Loan Parties will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness owing to a Loan Party or a Wholly Owned Subsidiary;

(ii) Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in each case secured by Liens within the limits set forth in Section 6.02(a)(ii)(B), provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement;

(iii) Indebtedness of a Person existing at the time such Person becomes a Non-Guarantor Subsidiary after the Execution Date or is merged with or into a Non-Guarantor Subsidiary after the Execution Date and, in each case, not incurred in contemplation of such transaction;

(iv) extensions, refinancings, renewals or replacements of the Indebtedness permitted by clause (ii) or (iii) above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement;

(v) other Indebtedness of Non-Guarantor Subsidiaries; provided that the sum, without duplication, of (A) the outstanding aggregate principal amount of all such Indebtedness of Non-Guarantor Subsidiaries, plus (B) the outstanding aggregate amount of Attributable Debt under all Sale and Leaseback Transactions of the Loan Parties and their Subsidiaries permitted under Section 6.02(b)(ii), plus (C) the outstanding aggregate principal amount of all Indebtedness (other than Indebtedness permitted by clauses (ii) through (iv) of this Section 6.01(b)) or other obligations of the Loan Parties and their Subsidiaries secured by Liens permitted under Section 6.02(a)(ii)(B), Section 6.02(a)(ii)(E), Section 6.02(a)(ii)(G) and Section 6.02(a)(ii)(I), shall not exceed 15% of Consolidated Net Tangible Assets at the time of incurrence or assumption thereof; and

(vi) Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit.

SECTION 6.02 Liens and Sale and Leaseback Transactions.

(a) Liens. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including accounts receivable, royalties and other revenues) now owned or hereafter acquired by it, or assign or sell any receivables in connection with any financing transaction or series of financing transactions (including factoring arrangements), except:

(i) Prior to the Investment Grade Rating Date:

(A) Permitted Encumbrances;

(B) Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b)(i);

(C) Liens securing Indebtedness or other obligations of a Loan Party or any of its Subsidiaries in favor of any Loan Party;

(D) Liens on cash and cash equivalents securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $150,000,000;

(E) Liens not otherwise permitted by the other clauses of this Section 6.02(a)(i) securing Indebtedness or other obligations of the Loan Parties or any of their respective Subsidiaries, provided that the sum, without duplication, of (1) the aggregate principal amount of all such Indebtedness and obligations, plus (2) the outstanding aggregate principal amount of all Indebtedness permitted under Section 6.01(a)(iii), plus (3) the Attributable Debt under all Sale and Leaseback Transactions of the Loan Parties permitted under Section 6.02(b)(i) shall not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien.

(ii) From and after the Investment Grade Rating Date:

(A) Permitted Encumbrances;

(B) Liens on fixed or capital assets acquired, constructed, repaired, developed or improved by the Loan Parties or any of their respective Subsidiaries; provided that (1) such Liens secure only Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of such assets, (2) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement, (3) such Liens shall not apply to any other property or assets, and (4) the aggregate outstanding principal amount of all such Indebtedness secured by such Liens does not exceed $50,000,000 at any time;

(C) Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b)(ii);

(D) Liens securing Indebtedness or other obligations of a Loan Party or any of its Subsidiaries in favor of any Loan Party;

(E) (1) Liens on property existing at the time such property is acquired by a Loan Party or any of its Subsidiaries and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto), and (2) Liens on the assets of any Person at the time such Person becomes a Subsidiary of such Loan Party and not created in contemplation of such Person becoming a Subsidiary of such Loan Party (or on repairs, improvements, additions or accessions thereto), provided that in the case of clauses (1) and (2), such Liens do not extend to any other assets;

(F) Liens on cash and cash equivalents securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $150,000,000;

(G) extensions, renewals and replacements of the Liens described in clause (B) or (E) above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of the extension, renewal and replacement of the Indebtedness secured by such Liens) and no additional property (other than accessions and improvements in respect of such property) is subject to such Lien;

(H) Liens on Equity Interests in a Joint Venture owned by the Borrower or any Subsidiary securing Joint Venture Obligations of such Joint Venture; and

(I) Liens not otherwise permitted by other clauses of this Section 6.02(a)(ii) securing Indebtedness or other obligations of the Loan Parties or any of their respective Subsidiaries, provided that the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Indebtedness and obligations plus (B) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b)(ii) plus (c) the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Subsidiaries permitted pursuant to Section 6.01(b)(v) shall not exceed 15% of Consolidated Net Tangible Assets at the time of incurrence or assumption thereof.

(b) Sale and Leaseback Transactions.

(i) Prior to the Investment Grade Rating Date, a Loan Party will not, and will not permit any Subsidiary to, enter into any Attributable Debt in respect of any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (A) the aggregate amount of Attributable Debt under all Sale and Leaseback Transactions of the Loan Parties and their Subsidiaries, plus (B) the outstanding aggregate principal amount of all Indebtedness of the Loan Parties and their Subsidiaries permitted under Section 6.01(a)(iii) shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction.

(ii) From and after the Investment Grade Rating Date, a Loan Party will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (A) the aggregate amount of Attributable Debt under all Sale and Leaseback Transactions of the Loan Parties and their Subsidiaries, plus (B) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(b)(v), plus (C) the outstanding aggregate principal amount of all Indebtedness of the Loan Parties and their Subsidiaries secured by Liens permitted under Section 6.02(a)(ii)(I), shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction.

SECTION 6.03 Mergers, other Fundamental Changes and Dispositions. A Loan Party will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Loan Parties and their Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (a) that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge with or into the Borrower or the Parent Guarantor provided that (i) in a transaction in which the Borrower is a party, the Borrower shall be the surviving entity, and (ii) in a transaction in which the Parent Guarantor is a party but the Borrower is not a party, the Parent Guarantor shall be the surviving entity; (b) any Loan Party that is a Subsidiary (other than the Borrower) may merge into or consolidate with or sell, transfer, lease or otherwise dispose of its assets to the

Borrower, the Parent Guarantor or another Subsidiary; (c) any Loan Party that is a Subsidiary (other than the Borrower) may merge into, or consolidate with, any Person other than the Borrower, the Parent Guarantor or another Subsidiary if (i) such Loan Party is the surviving entity or (ii) such other Person is the surviving entity and becomes a Subsidiary and a Subsidiary Guarantor contemporaneously with such merger or consolidation; and (d) any Loan Party (other than the Borrower and the Parent Guarantor) may liquidate or dissolve if the Borrower or the Parent Guarantor, as applicable, determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Parent Guarantor and is not materially disadvantageous to the Lenders.

SECTION 6.04 Transactions with Affiliates. A Loan Party will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially no less favorable to such Loan Party or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction, taken as a whole, is otherwise fair to such Loan Party or such Subsidiary); provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties and Wholly Owned Subsidiaries and not involving any non-Wholly Owned Subsidiaries; (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries; (c) transactions pursuant to any contract or agreement outstanding as of the Closing Date and listed on Schedule 6.04 (as such Schedule may be updated on or prior to the Closing Date in accordance with Section 4.02(l)); (d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of such Loan Party or any of its Subsidiaries in the ordinary course of business; (e) the Specified IPO Transactions and transactions occurring on or about the Closing Date related to the Transactions; (f) transactions entered into with MPC and its Subsidiaries in the ordinary course of business on terms and conditions that are fair and reasonable, taking into account the totality of the relationship between the Parent Guarantor and the Subsidiaries, on the one hand, and MPC and its Subsidiaries, on the other; and (g) transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of the General Partner (or the equivalent successor body to such Conflicts Committee).

SECTION 6.05 Restrictive Agreements. A Loan Party will not, and will not permit any of its Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances owed to any Loan Party or any other Subsidiary; provided that the foregoing shall not apply to (a) prohibitions, restrictions or conditions imposed by law or by this Agreement, (b) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument existing on the Closing Date and listed on Schedule 6.05 (as such Schedule may be updated on or prior to the Closing Date in accordance with Section 4.02(l)), (c) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument relating to any indebtedness of any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (d) prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument effecting a renewal or extension of indebtedness or other obligations issued or outstanding under an agreement referred to in clauses (b) or (c) above, so long as the prohibitions, restrictions or conditions contained in any such renewal or extension taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by a Responsible Officer of the Borrower, (e) prohibitions, restrictions or conditions with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise not prohibited hereunder, and (f) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such Person’s Subsidiaries, if such restrictions are not applicable to the property or assets of any other Person.

SECTION 6.06 Fiscal Year; Accounting Principles. The Borrower and the Parent Guarantor will not, and will not permit any of their Subsidiaries to, change (a) its current fiscal year or (b) its current method of keeping records and books of account used in the preparation of financial statements unless such change in accounting principles is required or permitted by GAAP.

SECTION 6.07 Change in Nature of Business. The Borrower and the Parent Guarantor will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Parent Guarantor and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or logical extensions thereof.

SECTION 6.08 Investments.

(a) Neither the Borrower nor any of its Subsidiaries will purchase or otherwise acquire the Equity Interests of any other Person if after giving effect to such purchase or other acquisition, the Borrower or such Subsidiary is not in compliance with Section 6.07.

(b) The Parent Guarantor may not directly own Equity Interests in any Person other than the Borrower, any Loan Party and any Finance Subsidiary.

SECTION 6.09 Maintenance of Ownership of Pipe Line Holdings. The Borrower shall at all times (a) own all of the general partnership interests in Pipe Line Holdings, (b) Control Pipe Line Holdings, (c) own not less than 51% of the Equity Interests of Pipe Line Holdings and (d) maintain Pipe Line Holdings as a direct Subsidiary of the Borrower.

SECTION 6.10 Restricted Payments. No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) a Subsidiary may declare and make Restricted Payments to the Borrower, (b) a Loan Party or Subsidiary may declare and make dividend payments and other distributions payable solely in the Equity Interests of such Person, and (c) provided that no Event of Default exists or would be caused by the declaring or making of such Restricted Payment, (i) the Borrower may declare and make Restricted Payments to the Parent Guarantor, (ii) any Wholly Owned Subsidiary may make Restricted Payments to any Loan Party or any Subsidiary, (iii) any non-Wholly Owned Subsidiary may make Restricted Payments to its owners on a pro rata basis in accordance with such owners’ pro rata ownership interest therein, and (iv) the Parent Guarantor may declare and make Restricted Payments in accordance with its Partnership Agreement.

SECTION 6.11 Changes in Organization Documents. No Loan Party shall make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.12 OFAC, etc. The Loan Parties will not permit any Loan or the proceeds of any Loan to be used or otherwise made available by a Loan Party (a) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (b) to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 6.13 Maximum Consolidated Leverage Ratio. The Parent Guarantor shall maintain, as of the last day of each fiscal quarter commencing with the last day of the fiscal quarter in which the Closing Date occurs, a ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four fiscal quarter period ending on such date of no greater than (x) during an Acquisition Period, 5.5 to 1.0 and (y) at all other times, 5.0 to 1.0.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur on or after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s or the Parent Guarantor’s existence), Section 5.08, Section 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a Loan Party becoming aware of such failure or (ii) notice of such failure is given by the Administrative Agent to the Borrower;

(f) the General Partner or any Loan Party or any Subsidiary shall fail to make any payment in excess of $500,000 in the aggregate (whether of principal, interest or fees) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the General Partner, any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i) the General Partner, any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the General Partner, any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the General Partner, a Loan Party or any Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in foreign jurisdictions outside of the United States of America) during which execution shall not be effectively stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the General Partner, Parent Guarantor or any Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the General Partner, Parent Guarantor or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) other than as a result of (i) the termination of the obligations of the Parent Guarantor or any Subsidiary Guarantor under a Guaranty pursuant to the terms thereof or pursuant to Section 10.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder, or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan, all fees payable hereunder and all other Obligations, the expiration or termination of all Letters of Credit (or the cash collateralization thereof in accordance with the provisions of this Agreement or other arrangements with respect thereto that are satisfactory to the applicable Issuing Bank) and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or any Loan Party denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Person named as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender and Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank, as applicable, and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” and “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or the

Parent Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02 and Section 7.01) or (ii) unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Closing Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Closing Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Closing Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint, with the approval of the Borrower to the extent provided above, a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Closing Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. If Citibank, N.A. resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and the Total LC Exposure with respect thereto. If Citibank, N.A. resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank, N.A. to effectively assume the obligations of Citibank, N.A. with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of their

Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Joint Lead Arrangers, the Co-Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Total LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 8.10 Release of Lien on Cash Collateral Upon Expiration of Letters of Credit. The Lenders irrevocably authorize the Administrative Agent to release its Lien on Cash Collateral at such time as all Letters of Credit have expired, all Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), and the Aggregate Commitments have terminated.

ARTICLE IX

Continuing Guaranty

SECTION 9.01 Guaranty. The Parent Guarantor hereby, absolutely and unconditionally guarantees, jointly with any other guarantors from time to time and severally, as a primary obligor and not merely as a surety and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of each Loan Party to the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all documented out-of-pocket costs and expenses, including the fees, disbursements and other charges of counsel incurred by the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent Guarantor, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent Guarantor under this Guaranty, and the Parent Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, other than a defense of payment or performance.

SECTION 9.02 Rights of Lenders. The Parent Guarantor consents and agrees that the Administrative Agent, the Issuing Banks and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Parent Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Parent Guarantor.

SECTION 9.03 Certain Waivers. The Parent Guarantor hereby irrevocably waives to the fullest extent permitted by law (other than a defense of payment or performance) (a) any defenses it may now have or hereafter acquire in any way relating to, any or all of the following: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) without limiting Section 9.02, any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise; (iii) any disability or other defense of the Borrower or any other Loan Party or the cessation from any cause whatsoever of the liability of the Borrower or any other Loan Party; (iv) any claim that the Parent Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (v) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries; or (vi) without limiting Section 9.02, the failure of any other Person to Guarantee the Obligations as required pursuant to Section 5.11 guarantee or agreement or the release or reduction of liability of any other Guarantor; (b) the benefit of any statute of limitations affecting the Parent Guarantor’s liability hereunder; (c) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Administrative Agent, any Lender, any Issuing Bank or the Swingline Lender whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held as security for the Obligations; (e) presentment or protest to, demand of or payment from the Borrower or any other Guarantor of any of the Obligations; (f) notice of acceptance of its guarantee and notice of protest for nonpayment; and (g) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Parent Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

SECTION 9.04 Obligations Independent. The obligations of the Parent Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

SECTION 9.05 Subrogation. The Parent Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid and performed in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and the Commitments are terminated and all Letters of Credit have expired or terminated. If any amounts are paid to the Parent Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender and shall forthwith be paid to the Administrative Agent to reduce the amount of the Obligations, whether matured or unmatured.

SECTION 9.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Commitments are terminated, and all Letters of Credit have expired or terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any of the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent Guarantor under this Section shall survive termination of this Guaranty.

SECTION 9.07 Subordination. The Parent Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to the Parent Guarantor, whether now existing or hereafter arising, including any obligation of the Borrower or any other Loan Party to the Parent Guarantor as subrogee of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender or resulting from the Parent Guarantor’s performance under this Guaranty, to the payment in full in cash of all Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made). So long as an Event of Default exists, if the Administrative Agent or the Required Lenders so request, any such obligation or indebtedness of the Borrower or any other Loan Party to the Parent Guarantor shall be enforced and performance received by the Parent Guarantor as trustee for the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender and the proceeds thereof shall be paid over to the Administrative Agent on account of the Obligations, but without reducing or affecting in any manner the liability of the Parent under this Guaranty.

SECTION 9.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Parent Guarantor or the Borrower or any other Loan Party under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, or otherwise, all such amounts shall nonetheless be payable, jointly and severally, by the Parent Guarantor immediately upon demand by the Administrative Agent, on behalf of the Lenders, the Issuing Banks and the Swingline Lender.

SECTION 9.09 Condition of Borrower. The Parent Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, the other Loan Parties, and any other guarantor such information concerning the financial condition, business and operations of the Borrower, the other Loan Parties, and any such other guarantor as it requires, and that none of the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender has any duty, and it is not relying on the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower, the other Loan Parties, or any other guarantor (the Parent Guarantor waiving any duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or the Swingline Lender to disclose such information and any defense relating to the failure to provide the same).

ARTICLE X

Miscellaneous

SECTION 10.01 Notices; Effectiveness; Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows:

(i) if to the Borrower or any other Loan Party, to it at MPLX Operations LLC, 200 E. Hardin Street, Findlay, Ohio 45840, Attention of Timothy Griffith (Telephone No. (419) 421-3137; Fax No. (419) 421-2540; Email: ttgriffith@marathonpetroleum.com); provided, that any service of process delivered to the Borrower or any of its Subsidiaries shall be delivered to it at Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of General Counsel (Fax No. (419) 421-3124) (Email: jmwilder@marathonpetroleum.com) or such other address, fax number or electronic mail address provided by the Borrower to the Administrative Agent for purposes of this Section 10.10(d).

(ii) if to the Administrative Agent, to Citibank, N.A., to it at Citibank, N.A., 1615 Brett Road, Building #2, New Castle, Delaware 19720, Attention of Juanita Harris (Telephone No. (302) 894-6188; Fax No. (212) 994-0961; Email: juanita.Harris@citi.com (copy global.loans.support@citi.com)), with a copy to Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention of Michael Zeller, (Telephone No. (713) 821-4760; Fax No. (281) 274-9481; Email: michael.zeller@citi.com);

(iii) if to an Issuing Bank: (A) in the case of Citibank, N.A., to it at Citibank, N.A., 1615 Brett Road, Building #2, New Castle, Delaware 19720, Attention of Juanita Harris (Telephone No. (302) 894-6188; Fax No. (212) 994-0961; Email: juanita.Harris@citi.com (copy global.loans.support@citi.com)), with a copy to Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention of Michael Zeller, (Telephone No. (713) 821-4760; Fax No. (281) 274-9481; Email: michael.zeller@citi.com); and (B) in the case of any other Issuing Bank, to it at its address (or telephone, number, fax number and email address, as applicable) as separately notified in writing by such Issuing Bank to the Borrower and the Administrative Agent;

(iv) if to the Swingline Lender, to it at Citibank, N.A., 1615 Brett Road, Building #2, New Castle, Delaware 19720, Attention of Juanita Harris (Telephone No. (302) 894-6188; Fax No. (212) 994-0961; Email: juanita.Harris@citi.com (copy global.loans.support@citi.com)), with a copy to Citibank, N.A., 811 Main Street, Suite 4000, Houston, Texas 77002, Attention of Michael Zeller, (Telephone No. (713) 821-4760; Fax No. (281) 274-9481; Email: michael.zeller@citi.com)if to a Lender, to it at its address (or telephone number, fax number and email address, as applicable) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, fax number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan

Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that the Borrower, the Administrative Agent and the Lenders consenting to the Borrower’s request for any extension of the Maturity Date in accordance with Section 2.21 or providing any Commitment Increase in accordance with Section 2.22 may enter into any amendment necessary to implement the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender; provided further that (subject to Section 2.20 with respect to any Defaulting Lender) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts (to the extent that such other amounts are then due and payable) payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of Section 2.20, without the prior written consent of the Required Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender or (vii) release the Parent Guarantor from its Guaranty or release any material Subsidiary Guarantor from its Subsidiary Guaranty, except as provided in Section 5.11 or Section 10.09, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (and, without limiting the foregoing, shall reimburse each Indemnitee upon demand for any reasonable legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any Subsidiary, or any Environmental Liability related in any way to the Parent Guarantor or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Parent Guarantor or any Subsidiary or any of its Affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the willful misconduct or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents; (ii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole; provided that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable) for each such affected Indemnitee); (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without limiting in any way the Borrower’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section, no party hereto nor any of their respective directors, officers, employees and agents shall assert, and each party hereto hereby waives, any claim against each other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as expressly provided in Section 6.03, neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to any Lender, any Affiliate of a Lender or any Approved Fund; and

(C) each Issuing Bank and Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;

(F) no assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or to any of its Subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (F); and

(G) no assignment shall be made to a natural Person.

If the consent of the Borrower is required pursuant to this Section 10.04(b) in connection with any assignment, then the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within five Business Days following the Borrower receiving a written request for such consent with respect to such assignment.

For the purposes of this Section 10.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.03(c) with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 10.02(b) (other than clause (vi) thereof to the extent that any applicable change to Section 2.20 pursuant to such clause (vi) would not result in any of the changes referred to in the other clauses of such second proviso) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.16 (including Section 2.16(f)), Section 2.17 and Section 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (B) such Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (C) the Borrower shall be notified promptly by the applicable Lender of each participation sold by such Lender to a Participant pursuant to this paragraph. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any separate letter agreements referred to in Section 4.02(f) and any other letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the conditions set forth in Section 4.02. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic transmission (in .pdf form) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia to become a Guarantor by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guaranty, together with such evidence of authority and opinions (which may be opinions of in-house counsel) as the Administrative Agent may reasonably request. So long as no Default has occurred and is continuing under the Loan Documents (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Parent Guarantor or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary, or (b) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty; provided, however that this Section 10.09 shall not authorize the release of any Subsidiary Guarantor that is required to be a Subsidiary Guarantor pursuant Section 5.11.

SECTION 10.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.12 Headings . Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Administrative Agent, Issuing Bank or Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by any governmental bank regulatory authority), (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and (B) so furnish only that portion of such information which the applicable Person is legally required to disclose), (iii) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case such Administrative Agent, Issuing Bank or Lender, as applicable, shall (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and (B) so furnish only that portion of such information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) to any rating agency in connection with rating the Borrower, the Parent Guarantor or any of their respective Subsidiaries or this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vi) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (viii) subject to an agreement containing provisions no less restrictive than those of this Section, (A) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (B) any actual or prospective party (or its Related Parties) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (ix) with the consent of the Borrower or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, the Parent Guarantor or any of their respective Affiliates; provided that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (viii) above. For the purposes of this Section, “Information” means all information received from MPC, the Borrower, the Parent Guarantor or any of their respective Subsidiaries relating to MPC, the Borrower, the Parent Guarantor or any of their respective Affiliates, Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower, the Parent Guarantor or any of their respective Affiliates or Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO OR IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS, AND (II) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Loan Parties and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties and the Guarantors, which information includes the name and address of each Loan Party and each Guarantor and other information that will allow such Lender to identify such Loan Party and the Guarantors in accordance with the Act.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MPLX OPERATIONS LLC, a Delaware limited liability company

By:	/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President and Treasurer

PARENT GUARANTOR:

MPLX LP, a Delaware limited partnership

By: MPLX GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President and Treasurer

Signature Page to Revolving Credit Agreement

(MPLX)

CITIBANK, N.A., as Administrative Agent

By:	/s/ Andrew Sidford
Name: Andrew Sidford
Title: Vice President

CITIBANK, N.A., as an Issuing Bank and as a Lender

By:	/s/ Andrew Sidford
Name: Andrew Sidford
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By:	/s/ Robert Traband
Name: Robert Traband
Title: Managing Director

Signature Page to Revolving Credit Agreement

(MPLX)

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By:	/s/ Ronald E. McKaig
Name: Ronald E. McKaig
Title: Managing Director

Signature Page to Revolving Credit Agreement

(MPLX)

MORGAN STANLEY SENIOR FUNDING, INC., as an Issuing Bank and as a Lender

By:	/s/ Lisa Kopff
Name: Lisa Kopff
Title: Executive Director

Signature Page to Revolving Credit Agreement

(MPLX)

THE ROYAL BANK OF SCOTLAND PLC, as an Issuing Bank and as a Lender

By:	/s/ Matthew Main
Name: Matthew Main
Title: Authorised Signatory

Signature Page to Revolving Credit Agreement

(MPLX)

UBS AG, STAMFORD BRANCH, as an Issuing Bank and as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ David Urban
Name: David Urban
Title: Associate Director

Signature Page to Revolving Credit Agreement

(MPLX)

BARCLAYS BANK PLC, as a Lender

By:	/s/ David Barton
Name: David Barton
Title: Director

Signature Page to Revolving Credit Agreement

(MPLX)

BNP PARIBAS, as a Lender

By:	/s/ David Dodd
Name: David Dodd
Title: Managing Director

By:	/s/ Sriram Chandrasekaran
Name: Sriram Chandrasekaran
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

DNB BANK ASA, GRAND CAYMAN BRANCH, as a Lender

By:	/s/ Barbara Gronquist
Name: Barbara Gronquist
Title: Senior Vice President

By:	/s/ Kjell Tore Egge
Name: Kjell Tore Egge
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

Fifth Third Bank, as a Lender

By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

(MPLX)

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice President (G011)

By:	/s/ Dennis McClellan
Name: Dennis McClellan
Title: Assistant Vice President (M040)

Signature Page to Revolving Credit Agreement

(MPLX)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas E. Redmond
Name: Thomas E. Redmond
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Maria Ferradas
Name: Maria Ferradas
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

WELLS FARGO NATIONAL BANK, as a Lender

By:	/s/ Shannon Townsend
Name: Shannon Townsend
Title: Managing Director

Signature Page to Revolving Credit Agreement

(MPLX)

COMERICA BANK, as a Lender

By:	/s/ Mark J. Leveille
Name: Mark J. Leveille
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Hussam S. Alsahlani
Name: Hussam S. Alsahlani
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin S. McFadden
Name: Kevin S. McFadden
Title: Vice President

Signature Page to Revolving Credit Agreement

(MPLX)

SCHEDULE 1.01

DESCRIPTION OF SPECIFIED IPO TRANSACTIONS

MPLX IPO Transactions

Each of the following transactions intended to be consummated in connection with the MPLX IPO:

Prior to the closing of the MPLX IPO:

•	The conveyance from Marathon Pipe Line LLC (“MPL”) to Hardin Street Holdings LLC of a 60% member interest in Muskegon Pipeline LLC, including any associated obligations;

•

The conveyance from MPL to Hardin Street Holdings LLC of MPL’s undivided joint interests in Capline and Maumee, including any wholly-owned assets that are part of or related to the Capline operations (e.g., wholly-owned tank assets) and any associated obligations;

•

The conveyance from MPL to Hardin Street Holdings LLC (a) of a 58.52% member interest in LOCAP LLC and (b) MPL’s ownership of certain other assets upon receipt of necessary consents and approvals, including any associated obligations;

•

The contribution by MPC Investment LLC to MPLX Terminal and Storage LLC (“MTS”), directly or indirectly, of funds sufficient to fund MTS’ purchase of a butane cavern from Marathon Petroleum Company LP;

•	The purchase by MTS of a butane cavern in Neal, West Virginia from Marathon Petroleum Company LP;

•	The conveyance by MPL to MPL Louisiana Holdings LLC of a 40.7% member interest in LOOP LLC, including any associated obligations; and

•	The transfer of all MPL employees to Marathon Petroleum Logistics Services LLC;

Immediately prior to the closing of the MPLX IPO:

•	The distribution by MTS to MPLX Operations LLC of all of MTS’s cash, accounts receivables and accounts payables; and

•	The distribution by Ohio River Pipe Line LLC, MPL and MPLX Operations LLC to MPL Investment LLC of all of their respective cash, accounts receivables and accounts payables;

At the closing of the MPLX IPO:

•	The distribution by MPL to MPL Investment LLC, as of the closing of the MPLX IPO, of all of MPL’s interests in MPL Louisiana Holdings LLC and Hardin Street Holdings LLC;

•	The conveyance by MPL Investment LLC to MPLX Operations LLC, as of the closing of the MPLX IPO, of a 51% interest in each of MPL and Ohio River Pipe Line LLC;

•	The contribution by MPLX Operations LLC to MPLX Pipe Line Holdings LP of an amount equal to $10 in exchange for an additional 1% interest in MPLX Pipe Line Holdings LP, and the

Schedule 1.01

distribution of $10 by MPLX Pipe Line Holdings LP to MPL Investment LLC in redemption of a 1% interest in MPLX Pipe Line Holdings LP;

•	The conveyance by MPL Investment LLC to MPLX Pipe Line Holdings LP of a 49% interest in each of MPL and Ohio River Pipe Line LLC;

•	The conveyance by MPLX Operations LLC to MPLX Pipe Line Holdings LP of a 51% interest in MPL and Ohio River Pipe Line LLC;

•	The distribution by MPL Investment LLC to MPLX Pipe Line Holdings LP of all of MPL Investment LLC’s interest in MPLX Operations LLC;

•	The conveyance by MPC Investment LLC to MPLX GP LLC of an interest in MPLX Operations LLC with a value equal to 2% of the equity of MPLX LP at the closing of the MPLX IPO (the “Interest”);

•	The conveyance by MPC Investment LLC of its remaining interest in MPLX Operations LLC to MPLX Logistics Holdings LLC;

•

The conveyance by MPLX GP LLC to MPLX LP of the Interest in exchange for (a) a continuation of its 2% general partner interest (represented by general partner units) and (b) the incentive distribution rights;

•

The conveyance by MPLX Logistics Holdings LLC of its interest in MPLX Operations LLC to MPLX LP in exchange for (a) common units representing limited partner interests, (b) subordinated units representing limited partner interests, and (c) the right to receive proceeds from the MPLX IPO (of which a portion constitutes a reimbursement for certain capital expenditures incurred with respect to the conveyed assets);

•	The payment by MPLX LP of all transaction expenses incurred with respect to the MPLX IPO;

•	The distribution of the net proceeds of the MPLX IPO in the manner set forth under the heading “Use of Proceeds” in the Registration Statement (without regard to amount);

•	The redemption by MPLX LP of MPLX Logistics Holdings LLC’s initial limited partner interest in MPLX LP; and

•

The redemption by MPLX LP from MPLX Logistics Holdings LLC of a number of common units equal to the number of common units, if any, sold by MPLX LP pursuant to any exercise of the underwriters’ 15% over-allotment option to purchase additional common units.

In connection with the consummation of the above transactions, each of the following agreements will be entered into prior to or concurrent with the closing of the MPLX IPO:

•	Omnibus Agreement by and among Marathon Petroleum Corporation, Marathon Petroleum Company LP, MPL Investment LLC, MPLX LP and MPLX GP LLC;

•	Management Services Agreement, dated effective as of September 1, 2012, by and between Hardin Street Holdings LLC and MPL;

Schedule 1.01

•	Management Services Agreement by and between MPL Louisiana Holdings LLC and MPL;

•	Employee Services Agreement by and among Marathon Petroleum Logistics Services LLC, MPLX GP LLC and MPL;

•	Employee Services Agreement by and among Catlettsburg Refining LLC, MPLX GP LLC and MTS;

•

Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Garyville and Baton Rouge and/or Zachary Pipeline Segment and the Zachary to Colonial Pipeline Segment;

•

Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Wabash Pipeline Segment, the Robinson Pipeline Segment and the Dieterich to Martinsville Pipeline Segment;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Texas City to Pasadena Pipeline Segment and Pasadena to Connecting Carriers Pipeline Segment;

•	Transportation Services Agreement by and between Ohio River Pipe Line LLC and Marathon Petroleum Company LP relating to the ORPL Pipeline Segment;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Wood River to Patoka Pipeline Segment and the Roxanna to Patoka Pipeline Segment;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Patoka to Lima Pipeline Segment;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Cattletsburg Crude System;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Samaria to Detroit Pipeline Segment and the Romulus to Detroit Pipeline Segment;

•	Transportation Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Wood River Barge Dock;

•	Storage Services Agreement by and between MTS and Marathon Petroleum Company LP relating to the Neal, West Virginia butane storage cavern;

•	Storage Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Martinsville tank farm;

•	Storage Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Wood River tank farm;

•	Storage Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Patoka tank farm;

Schedule 1.01

•	Storage Services Agreement by and between MPL and Marathon Petroleum Company LP relating to the Lebanon tank farm;

•	Contribution Agreement by and among MPLX LP, MPLX GP LLC, MPLX Operations LLC, MPC Investment LLC, MPLX Logistics Holdings LLC, MPL, MPL Investment LLC and MPLX Pipe Line Holdings LP;

•	Cavern Services Agreement by and between MTS and MPL;

•	Amended and Restated Agreement of Limited Partnership of MPLX Pipe Line Holdings LP;

•	Time Sharing Agreement by and between MPLX GP and Marathon Petroleum Company LP;

•	First Amended and Restated Agreement of Limited Partnership of MPLX LP

•	Underwriting Agreement relating to the MPLX IPO; and

•

The other operating service agreements and cavern services agreement and cash management agreements as described in the section of the Registration Statement captioned as “Certain relationships and related party transactions” under the heading “Other Agreements with MPC and Related Parties.”

Schedule 1.01

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$35,000,000.00
JPMorgan Chase Bank, National Association	$35,000,000.00
Bank of America, N.A.	$35,000,000.00
Morgan Stanley Senior Funding, Inc.	$35,000,000.00
The Royal Bank of Scotland plc	$35,000,000.00
UBS AG, Stamford Branch	$35,000,000.00
Barclays Bank PLC	$24,500,000.00
BNP Paribas	$24,500,000.00
Deutsche Bank AG New York Branch	$24,500,000.00
DNB Bank ASA	$24,500,000.00
Fifth Third Bank	$24,500,000.00
Goldman Sachs Bank USA	$24,500,000.00
Lloyds TSB Bank PLC	$24,500,000.00
PNC Bank, National Association	$24,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$24,500,000.00
Wells Fargo Bank, National Association	$24,500,000.00
Comerica Bank	$15,000,000.00
The Bank of New York Mellon	$15,000,000.00
U.S. Bank National Association	$15,000,000.00
Total	$500,000,000.00

Schedule 2.01

SCHEDULE 3.12

SUBSIDIARIES

Part (a). Subsidiaries.

Subsidiaries of Parent Guarantor and Jurisdictions of Organization (on the Closing Date after giving effect to the Transactions)

SUBSIDIARY	JURISDICTION
MPLX Operations LLC	Delaware
MPLX Pipe Line Holdings LP	Delaware
MPLX Terminal and Storage LLC	Delaware
Marathon Pipe Line LLC	Delaware
Ohio River Pipe Line LLC	Delaware

Part (b). Equity investments in any other corporation or entity.

None.

Schedule 3.12

SCHEDULE 6.04

TRANSACTIONS WITH AFFILIATES

None

Schedule 6.04

SCHEDULE 6.05

EXISTING RESTRICTIONS

None

Schedule 6.05

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Letters of Credit and Swingline Loans included in, and any Guarantees made pursuant to, such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:

[and is [a Lender][an Affiliate/Approved Fund of [Identify Lender]]]1

3.	Borrower(s): MPLX Operations LLC, a Delaware limited liability company

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Revolving Credit Agreement dated as of September 14, 2012, among Borrower, MPLX LP, a Delaware limited
partnership,	as Parent Guarantor, the Lenders parties thereto and Administrative Agent

[1]	Select as applicable.

Exhibit A – Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Revolving Loans for all Lenders	Amount of Commitment/Revolving Loans Assigned	Percentage Assigned of Commitment/Revolving Loans[2]

$	$	%

$	$	%

$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR: [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE: [NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

Consented to and Accepted: [CITIBANK, N.A., as Administrative Agent[3]

By:
Name
Title:]

CITIBANK, N.A., as an Issuing Bank and Swingline Lender

By:
Name
Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name
Title:

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as an Issuing Bank

By:
Name
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A – Page 3

THE ROYAL BANK OF SCOTLAND PLC, as an Issuing Bank

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as an Issuing Bank

By:
Name:
Title:

[Consented to:] [4] MPLX OPERATIONS LLC

By:
Name:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Page 4

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, if any, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding tax, duly completed and executed by the Assignee and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.

Exhibit A – Page 5

The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit A – Page 6

EXHIBIT B

FORM OF BORROWING REQUEST

Citibank, N.A.

as Administrative Agent under the

Credit Agreement referred to below

1615 Brett Road, Building #2

New Castle, Delaware 19720

Attention: Juanita Harris

811 Main Street, Suite 4000

Houston, Texas 77002

Attention: Michael Zeller

                    , 20

Re:	MPLX OPERATIONS LLC (the “Borrower”)

Reference is made to the Revolving Credit Agreement, dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the Borrower hereby requests a Borrowing of Revolving Loans under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(a) the aggregate principal amount of the Proposed Borrowing is $                    ;1

(b) the date of the Proposed Borrowing is                     , 20     (the “Funding Date”);2

(c) the Proposed Borrowing is [an ABR Revolving Borrowing] [a Eurodollar Revolving Borrowing];

(d) [such Eurodollar Revolving Borrowing shall have an initial Interest Period of [one] [two] [three] [six] month[s];] and

(e) the funds of the Proposed Borrowing are to be disbursed to [Account Name and Number]. 3

[1]

For any Eurodollar Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. For an ABR Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000, except as permitted by Section 2.02(c) of the Credit Agreement.

[2]	Such Funding Date must be a Business Day.

Exhibit B – Page 1

The undersigned hereby certifies as follows:

(a) the representations and warranties of the Loan Parties set forth in the Credit Agreement (other than, if the Funding Date is after the Closing Date, representations and warranties in Section 3.04(c), Section 3.05, Section 3.06(a), Section 3.12(a), Section 3.13, Section 3.14 and Section 3.15 of the Credit Agreement) and the other Loan Documents are true and correct in all material respects on and as of the Funding Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Funding Date such representations and warranties continue to be true and correct in all material respects as of such specified earlier date; provided that in each case, such materiality qualifier is not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(b) at the time of and immediately after giving effect to the Proposed Borrowing on the Funding Date, no Default has occurred and is continuing.

BORROWER: MPLX OPERATIONS LLC

By:
Name: Title:

[3]

In the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) of the Credit Agreement, identify the Issuing Bank that has made such LC Disbursement.

Exhibit B – Page 2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

Citibank, N.A.

as Administrative Agent under the

Credit Agreement referred to below

1615 Brett Road, Building #2

New Castle, Delaware 19720

Attention: Juanita Harris

811 Main Street, Suite 4000

Houston, Texas 77002

Attention: Michael Zeller

                    , 20

Re:	MPLX OPERATIONS LLC (the “Borrower”)

Reference is made to the Revolving Credit Agreement, dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement that it elects to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made. The applicable Borrowing is a Borrowing of $                     in principal amount of presently outstanding Revolving Loans that are [ABR Loans] [Eurodollar Loans having an Interest Period ending on                     , 20    ].

a.	The amount of the Borrowing to which this Interest Election Request applies:[1]

b.	The effective date of the election (which is a Business Day):

c.	Type of Borrowing following [conversion] [continuation]: [ABR Revolving Borrowing] [Eurodollar Revolving Borrowing]

[1]

If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses (b), (c) and (d) for each resulting Borrowing.

Exhibit C – Page 1

d.	Interest Period and the last day thereof:[2] [one] [two] [three] [six] month[s]

MPLX OPERATIONS LLC

By:
Name: Title:

[2]	For Eurodollar Revolving Borrowings only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Exhibit C – Page 2

EXHIBIT D

FORM OF NOTE

Lender: [NAME OF LENDER]	New York, New York [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, MPLX OPERATIONS LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the principal amount equal to the Commitment of such Lender to make Revolving Loans under the Credit Agreement, or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date such Revolving Loan is made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest payable to the Lender under this Note shall be payable in dollars (as defined in the Credit Agreement referred to below) to the Administrative Agent to such account as it may specify from time to time pursuant to the Credit Agreement, in immediately available funds.

This Note is issued pursuant to, governed by and is entitled to the benefits of, the Revolving Credit Agreement, dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exhibit D – Page 1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MPLX OPERATIONS LLC

By:
Name:
Title::

Exhibit D – Page 2

EXHIBIT E-1

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code .

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

Exhibit E-1 – Page 1

EXHIBIT E-2

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20

Exhibit E-2 – Page 1

EXHIBIT E-3

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20

Exhibit E-3 – Page 1

EXHIBIT E-4

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:                          , 20

Exhibit E–4 – Page 1

EXHIBIT F-1

FORM OF INCREMENTAL COMMITMENT ACTIVATION NOTICE

To: CITIBANK, N.A., as Administrative Agent under the Credit Agreement referred to below

                    , 20

Re: MPLX OPERATIONS LLC

Reference is made to the Revolving Credit Agreement, dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

This notice is an Incremental Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1. Each Lender party hereto agrees to make an Incremental Commitment in the amount set forth opposite such Lender’s name below under the caption “Incremental Commitment Amount.”

2. The proposed Incremental Commitment Effective Date is                     , 20        .

Exhibit F-1 – Page 1

IN WITNESS WHEREOF, the undersigned have executed this Incremental Commitment Activation Notice this              day of                         , 20            .

MLPX OPERATIONS LLC

By:
Name: Title:

Incremental Commitment Amount	[NAME OF LENDER]

$

By:
Name: Title:

Accepted this          day of

                        , 20            .

CITIBANK, N.A., as Administrative Agent

By:
Name: Title:

Exhibit F-1 – Page 2

EXHIBIT F-2

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT (this “New Lender Supplement”), dated                    , 20        , to the Revolving Credit Agreement, dated as of September 14, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 2.22 thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower, the Administrative Agent and each Issuing Bank (which consent shall not be unreasonably withheld, delayed or conditioned) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a Lender.

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower, the Administrative Agent and each Issuing Bank, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment in the amount set forth opposite its name in the Incremental Commitment Activation Notice executed by it in connection herewith.

2. The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this New Lender Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b) thereof (or with respect to the Initial Financial Statements, Section 4.02(j) thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement and to provide its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, (iv) if it is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding tax, duly completed and executed by the undersigned, (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (vi) attached hereto is a completed Administrative Questionnaire in which the undersigned designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the undersigned’s compliance procedures and applicable laws, including Federal and state securities laws; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement

Exhibit F-2 – Page 1

and the other Loan Documents, and (ii) from and after the date this New Lender Supplement is accepted by the Borrower, the Administrative Agent and each Issuing Bank, it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (c) hereby irrevocably appoints the entity named as the Administrative Agent to act as the Administrative Agent under the Credit Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

Exhibit F-2 – Page 2

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER],

By:
Name: Title:

Exhibit F-2 – Page 3

Accepted this              day of

                        , 20        .

MPLX OPERATIONS LLC

By:
Name: Title:

CITIBANK, N.A., as Administrative Agent

By:
Name: Title:

CITIBANK, N.A., as an Issuing Bank and Swingline Lender

By:
Name: Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as an Issuing Bank

By:
Name: Title:

Exhibit F-2 – Page 4

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name: Title:

MORGAN STANLEY SENIOR FUNDING, INC., as an Issuing Bank

By:
Name: Title:

THE ROYAL BANK OF SCOTLAND PLC, as an Issuing Bank

By:
Name: Title:

UBS AG, STAMFORD BRANCH, as an Issuing Bank

By:
Name: Title:

Exhibit F-2 – Page 5

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of                    ,                 (this “Guaranty”), by each of the entities listed on the signature pages hereof or becoming a party hereto pursuant to Section 14.08 hereof (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), in favor of the Administrative Agent, each Lender, each Issuing Bank (as each such term is defined in the Credit Agreement referred to below) and each other holder of an Obligation (as such term is defined below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to the Revolving Credit Agreement, dated as of September 14, 2012 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement), among MPLX Operations LLC, a Delaware limited liability company (the “Borrower”), MPLX LP, a Delaware limited partnership, as Parent Guarantor (the “Parent Guarantor”), the Lenders party thereto and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Subsidiary Guarantor is a direct or indirect Subsidiary of the Parent Guarantor; and

WHEREAS, each Subsidiary Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Guarantee

(a) Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Subsidiary Guarantors and the Parent Guarantor and severally, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations (as defined below), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of

Exhibit G – Page 1

payment when due (whether or not any proceeding under the Bankruptcy Code shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection.

(b) Each Subsidiary Guarantor further agrees that, if any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Subsidiary Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Subsidiary Guarantor in respect of the amount of such payment.

(c) In furtherance of the foregoing and not in limitation of any other right that any Guarantied Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due and payable, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantied Parties in cash the amount of such unpaid Obligations. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided in this paragraph, all rights of such Subsidiary Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VIII hereof.

(d) As used herein, the term “Obligations” means all obligations of the Loan Parties to pay (i) the aggregate outstanding principal amount of, and all unpaid interest (including interest accrued or accruing after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding) on, the Loans when and as due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, (ii) all reimbursement obligations (including payments in respect of reimbursement of disbursements and interest thereon) with respect to the Total LC Exposure and all obligations of the Borrower under any Loan Document to provide cash collateral for LC Exposure, and (iii) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank or any other Indemnitee arising under the Credit Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money (including any such liabilities, obligations and indebtedness incurred after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

ARTICLE II

Limitation of Guarantee

Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Subsidiary Guarantor

Exhibit G – Page 2

shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, (ii) Article III of this Guaranty or (iii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document) providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.

ARTICLE III

Indemnity and Contribution

Section 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Article VIII hereof), the Borrower agrees that in the event a payment in respect of any Obligation shall be made by any Subsidiary Guarantor under this Guaranty, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

Section 3.02 Contribution. In the event that any Subsidiary Guarantor (the “Claiming Party”) shall be required hereunder to make a payment in respect of any Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor) bears to the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor), then (subject to Article VIII hereof) such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors (each, a “Contributing Party”) for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought. Any Contributing Party making a payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

Exhibit G – Page 3

ARTICLE IV

Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Subsidiary Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Subsidiary Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Obligations;

(d) receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;

(g) apply to the Obligations any payment or recovery (i) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (ii) from any Subsidiary Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;

(h) apply to the Obligations any payment or recovery from any Subsidiary Guarantor of the Obligations or any sum realized from security furnished by such Subsidiary Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Subsidiary Guarantor hereunder in respect of the amount so refunded;

Exhibit G – Page 4

in each case even if any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Subsidiary Guarantor).

ARTICLE V

Guarantee Absolute and Unconditional

Each Subsidiary Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged, reduced, limited, impaired or terminated or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of, or any impossibility in the performance of, any of the Borrower’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them;

(b) the absence of any attempt to collect the Obligations or any part of them from the Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(d) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations ;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Subsidiary Guarantor, the Parent Guarantor or any of the Parent Guarantor’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding or otherwise;

(k) any action taken by any Guarantied Party if such action is authorized hereby;

Exhibit G – Page 5

(l) any change in the corporate existence or structure of the Borrower or any other Loan Party;

(m) any defense, set-off, counterclaim, recoupment or termination (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Guarantor or any other Person against any Guarantied Party;

(n) any applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law affecting any term of any Subsidiary Guarantor’s obligations under this Guaranty;

(o) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Guaranty; or

(p) any other act, omission or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full in cash of the Obligations (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination).

ARTICLE VI

Waivers

Each Subsidiary Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower, the Parent Guarantor or any of its Subsidiaries or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of the Borrower, the Parent Guarantor or any of its Subsidiaries, other than any defense of payment in full in cash of the Obligations. In connection with the foregoing, each Subsidiary Guarantor covenants that its obligations hereunder shall not be discharged, except in accordance with Article X or XV hereof.

ARTICLE VII

Reliance

Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Subsidiary Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to

Exhibit G – Page 6

make any other or future disclosures of such information or any other information to any Subsidiary Guarantor.

ARTICLE VIII

Waiver of Subrogation and Contribution Rights

Until the Obligations have been paid in full in cash (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination) and the Commitments have expired or have been terminated, the Subsidiary Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement, indemnity or contribution or similar right against the Borrower by reason of this Guaranty or by any payment made by any Subsidiary Guarantor in respect of the Obligations. No failure on the part of the Borrower or any other Subsidiary Guarantor to make the payments required by Article III hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.

ARTICLE IX

Default; Remedies

The obligations of each Subsidiary Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Subsidiary Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or joining the Borrower or any other guarantor in any proceeding against any Subsidiary Guarantor.

ARTICLE X

Irrevocability

Subject to Article XV below, this Guaranty shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have expired or have been terminated, the Obligations have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), all Letters of Credit have expired or terminated (or have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed, at which time this Guaranty shall automatically be cancelled. Upon such cancellation and at the written request of any Subsidiary Guarantor or its successors or assigns, and at the cost and expense of such Subsidiary Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty. Any execution and delivery of the instruments, documents and agreements by the Administrative Agent pursuant to this Article X shall be without recourse or warranty by the Administrative Agent.

Exhibit G – Page 7

ARTICLE XI

Setoff

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Subsidiary Guarantor against any of and all the Obligations held by such Lender which are then due and payable, irrespective of whether or not such Lender shall have made any demand under this Guaranty. The rights of each Lender under this Article XI are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to promptly notify the applicable Subsidiary Guarantor and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XIII

No Marshalling

Each Subsidiary Guarantor consents and agrees that no Guarantied Party or any Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Obligations.

ARTICLE VIV

Representations and Warranties

Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties as to it made by the Borrower in Article III of the Credit Agreement (other than the representations and warranties in Section 3.04(c), Section 3.05, Section 3.06(a), Section 3.12(a), Section 3.13, Section 3.14 and Section 3.15 of the Credit Agreement) with respect to any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit, in each case on or after the date hereof, are true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties are true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE XV

Miscellaneous

SECTION 15.01. Successors and Assigns. This Guaranty shall be binding upon each Subsidiary Guarantor and upon the successors and assigns of such Subsidiary Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns. The successors and assigns of the Subsidiary Guarantors and the Borrower shall include their respective receivers, trustees and debtors-in-possession.

Exhibit G – Page 8

SECTION 15.02. Enforcement; Waivers; Amendments

(a) No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Guarantied Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Subsidiary Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 15.02(b)) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any provision of this Guaranty or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by a written instrument pursuant to Section 15.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Subsidiary Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Subsidiary Guarantor irrespective of whether such Subsidiary Guarantor was a party to the suit or action in which such determination was made.

(b) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or modified except pursuant to an agreement in writing entered into by the Subsidiary Guarantors and the Administrative Agent with the consent of the Required Lenders.

SECTION 15.03. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Guaranty shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Exhibit G – Page 9

(d) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

SECTION 15.04. Certain Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Guaranty, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

SECTION 15.05. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.06. Notices. Any notice or other communication herein required or permitted shall be given as provided in Section 10.01 of the Credit Agreement and, in the case of any Subsidiary Guarantor, to such Subsidiary Guarantor in care of the Borrower.

SECTION 15.07. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 15.08. Additional Subsidiary Guarantors. Each of the Subsidiary Guarantors agrees that, if (x) pursuant to Section 5.11 of the Credit Agreement, any Subsidiary is required to become a Subsidiary Guarantor hereunder or (y) pursuant to Section 10.09 of the Credit Agreement, the Borrower desires any Subsidiary to become a Subsidiary Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A

Exhibit G – Page 10

(Guaranty Supplement) attached hereto and shall thereafter become a Subsidiary Guarantor for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the rights, benefits and obligations of this Guaranty. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Guaranty.

SECTION 15.09. Expenses; Indemnification. (a) Each Subsidiary Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket expenses incurred by the Administrative Agent or any other Guarantied Party, including the fees, charges and disbursements of any counsel for the Administrative Agent or any other Guarantied Party, in connection with the enforcement of this Guaranty against such Subsidiary Guarantor or the exercise or enforcement of any other right or remedy available in connection herewith or therewith.

(b) The Subsidiary Guarantors jointly and severally agree to indemnify and hold harmless each Guarantied Party and the other Indemnitees as provided in Section 10.03(b) of the Credit Agreement as if each reference in such Section to “the Borrower” was a reference to “the Subsidiary Guarantors” and with the same force and effect as if such Subsidiary Guarantors were parties to the Credit Agreement.

(c) Any amounts payable as provided in paragraphs (a) and (b) of this Section shall be additional Obligations guaranteed hereby. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.

SECTION 15.10. Waiver of Consequential Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND WITHOUT LIMITING IN ANY WAY THE SUBSIDIARY GUARANTORS’ OBLIGATIONS HEREUNDER (INCLUDING THE SUBSIDIARY GUARANTORS’ OBLIGATIONS SET FORTH IN SECTIONS 15.09(a) AND 15.09(b)), NO PARTY HERETO SHALL ASSERT, OR PERMIT ANY OF ITS AFFILIATES OR RELATED PARTIES TO ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER SUCH PERSON (AND, IN THE CASE OF ANY SUBSIDIARY GUARANTOR, ANY GUARANTIED PARTY AND ANY OTHER INDEMNITEE), ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

SECTION 15.11. Entire Agreement. This Guaranty, taken together with all of the other Loan Documents executed and delivered by the Subsidiary Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

SECTION 15.12. Counterparts. This Guaranty may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

SECTION 15.13 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

Exhibit G – Page 11

SECTION 15.14 Certain Acknowledgements and Agreements. Each Subsidiary Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Guarantor was a party to the Credit Agreement.

ARTICLE XVI

Termination

In addition to termination in accordance with Article X, so long as no Default has occurred and is continuing under the Loan Documents (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by the Credit Agreement or (b) in the case of a Subsidiary Guarantor not required to be a party hereunder pursuant to Section 5.09 of the Credit Agreement, in the event that, immediately after giving effect to the release of any Subsidiary Guarantor hereunder, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01 of the Credit Agreement, then, in each case, promptly following the Borrower’s request and at the cost and expense of the Borrower, the Administrative Agent shall execute a release of such Subsidiary Guarantor from this Guaranty. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.

[SIGNATURE PAGES FOLLOW]

Exhibit G – Page 12

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Subsidiary Guarantors as of the day and year first set forth above.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name: Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY]

ACKNOWLEDGED AND AGREED

as of the date first above written:

CITIBANK, N.A., as Administrative Agent

By:
Name: Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY]

EXHIBIT A TO

SUBSIDIARY GUARANTY

GUARANTY SUPPLEMENT

The undersigned hereby agrees to be bound as a Subsidiary Guarantor for purposes of the Guaranty, dated as of [                    ,             ] (the “Subsidiary Guaranty”), among certain Subsidiaries of MLPX LP, a Delaware limited partnership, listed on the signature pages thereof or becoming party thereto pursuant to the terms thereof and acknowledged by Citibank, N.A., as Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Subsidiary Guaranty. Each reference to a “Subsidiary Guarantor” in the Subsidiary Guaranty shall be deemed to include the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article XII of the Subsidiary Guaranty applicable to it is true and correct on and as the date hereof as if made on and as of such date.

This Guaranty Supplement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

This Guaranty Supplement shall be construed in accordance with and governed by the law of the State of New York.

Capitalized terms used herein but not defined herein are used with the meanings given them in the Subsidiary Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered as of                             ,             .

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name: Title:

[SIGNATURE PAGE TO GUARANTY SUPPLEMENT]

ACKNOWLEDGED AND AGREED

as of the date first above written:

CITIBANK, N.A., as Administrative Agent

By:
Name: Title:

[SIGNATURE PAGE TO GUARANTY SUPPLEMENT]